CHIQUITA BRANDS INTERNATIONAL, INC.    EXHIBIT  11
            COMPUTATION OF EARNINGS PER COMMON SHARE
            (In thousands, except per share amounts)

                                       Year Ended December 31,
                        1994     1993     1992     1991   1990
A.Computation of primary
 earnings (loss) per
 common share:
Income (loss) before
 extraordinary item $(48,700)$(51,081)$(284,040)$128,495$93,918
Dividends on Series A
 preferred stock      (7,232)      --       --       --     --
Income (loss) available to
 common shares before
 extraordinary item  (55,932) (51,081)(284,040) 128,495 93,918
Extraordinary loss from
 prepayment of debt  (22,840)      --       --       --     --
Net income (loss) used to
 calculate primary earnings
 per share          $(78,772)$(51,081)$(284,040)$128,495$93,918

Shares used in calculation of
per share data:
 Weighted average common
   and equivalent Series C
   preference shares
   outstanding        52,033   51,427   51,804   47,834 40,100
 Dilutive effect of assumed
   exercise of certain stock
   options and warrants        --       --       --      2,548
1,989
 Weighted average common
   shares used to calculate
   primary earnings (loss)
   per share          52,033   51,427   51,804   50,382 42,089

Primary earnings (loss) per
common share:
 -                     Before extraordinary item $(1.07) $(.99)$
(5.48)                 $2.55   $ 2.23
 -                     Extraordinary item        (.44)   --  ---
-                      --
 -                     Net income (loss)     $   (1.51 ) $(.99)$
(5.48)                 $2.55   $ 2.23

            COMPUTATION OF EARNINGS PER COMMON SHARE
            (In thousands, except per share amounts)

                                       Year Ended December 31,
                        1994     1993     1992     1991   1990
B. Computation of fully
 diluted earnings (loss)
 per common share:
Income (loss) available to
 common shares before
 extraordinary item $(55,932)$(51,081)$(284,040)$128,495$93,918
Additional income as a result of
 assumed conversion of
 convertible debentures        --       --       --      4,836
1,175
Income (loss) used to calculate
 fully diluted earnings per share
 before extraordinary item     (55,932)(51,081)(284,040)133,331
95,093
Extraordinary loss from
 prepayment of debt  (22,840)      --       --       --     --
Net income (loss) used to
 calculate fully diluted
 earnings per share    $(78,772)$(51,081)$(284,040)$133,331$95,093

Shares used in calculation
of per share data:
 Weighted average common
   shares used to calculate
   primary earnings (loss)
   per share          52,033   51,427   51,804   50,382 42,089
 Additional shares resulting
   from assumed exercise of
   options and assumed
   conversions of convertible
   subordinated debentures     --       --       --      2,530
1,201
 Weighted average common
   shares used to calculate
   fully diluted earnings
   (loss) per share   52,033   51,427   51,804   52,912 43,290

Fully diluted earnings (loss)
per common share:
 -                     Before extraordinary item $(1.07) $(.99)$
(5.48)                 $2.52   $ 2.20
 -                     Extraordinary item        (.44)   --  ---
-                      --
 -                     Net income (loss)     $   (1.51 ) $(.99)$
(5.48)                 $2.52   $ 2.20